UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of

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Transcript of Biotel Inc. Employee Meeting:
Thursday, November 11, 2010 – 2:15 p.m.

Following announcement of the merger agreement between CardioNet, Inc. (“CardioNet”) and Biotel Inc. (“Biotel”) on Monday, November 5, 2010, representatives of CardioNet met with Biotel employees at the Biotel office, 1285 Corporate Center Drive, Suite 150, Eagan, MN  55121, at 2:15 p.m., Thursday, November 11, 2010.  CardioNet representatives attending included Heather Getz, Senior Vice President and Chief Financial Officer; George Hrenko, Senior Vice President, Human Resources and Organizational Development; Russell Porges, Vice President of Manufacturing & Distribution; and Mark Sterling, Director of Internal Audit.

Biotel President and Chief Executive Officer Steve Springrose introduced the CardioNet representatives, and announced that the details of the business combination are still in the planning stages.  Mr. Springrose said he was pleased with progress at the management meeting being held today, addressing the integration planning related to this merger.  Mr. Springrose said, “CardioNet would like to be number one in its markets, whether in CardioNet’s wireless services or the sales of Braemar equipment and services to Holter manufacturers, IDTFs, hospitals, and clinics.”  Mr. Springrose acknowledged that new product strategies are being evaluated as part of the integration planning with CardioNet, and that CardioNet intends to continue development of next generation Fusion and wireless capabilities with the Braemar team.  Mr. Springrose added that there have been no plans to bring in CardioNet management to replace the existing Braemar management.

Heather Getz stated that CardioNet was founded about 10 years ago in California.  CardioNet locations are now in Conshohocken and Chester, PA; San Diego, CA; and Edina, MN.  There also is a contract manufacturing partner located in Phoenix, AZ.  The Edina, MN, location is an ECG monitoring center.  CardioNet began as a mobile cardiac telemetry company with monitoring revenues of approximately $140 million annually.  Ms. Getz stated that Biotel, Braemar and Agility are a great complement to CardioNet’s product lines.  CardioNet has about 720 employees nationwide selling, servicing and supporting procedures in the United States.  At present, there are no CardioNet sales outside the United States.

George Hrenko said it is understandable that the past 18 months since the breakup of the previous merger agreement have been a difficult time for Biotel employees.  He said that it has also been a difficult time for CardioNet as well.  CardioNet had 950 employees a year and a half ago, versus 720 today.  This decrease was directly in response to the change in Medicare reimbursement levels.  Mr. Hrenko stated that CardioNet has “turned the page” and has become a leaner, stronger organization.  In looking at Biotel’s organizational charts, the CardioNet team sees that Biotel is a lean organization as well, and that is appealing to CardioNet.

Mr. Hrenko was asked about the name of the Edina, MN, facility.  He responded that it is CardioNet but was PDS Heart until recently.  The facility has been open about 4-1/2 years.  It started with 15-20 employees and has now grown to 40-50 employees.  Mr. Springrose indicated that Biotel employees may have an opportunity to see a scanning service by visiting this facility, as it is located relatively near to the Biotel plant.

Mr. Hrenko also addressed a senior level management change at CardioNet.  Senior Vice President John Imperato recently left the company.  This was a planned change.  His successor has a stronger bent in information technology, and this is a necessary focus for CardioNet.

Mr. Hrenko addressed the change in benefits from Biotel plans to CardioNet plans.  Since Biotel renewals are due by January 1, 2011, Mr. Hrenko stated that Biotel should be planning to renew its existing benefit packages.  CardioNet benefits are to be renewed on July 1, 2011.  Combining the Biotel and CardioNet benefits plans will be reviewed prior to that date to determine if the change should be made at that time or as of the following January, 2012.  Summary information on benefits plans was distributed to all employees, and Mr. Hrenko invited all employees to call him with questions about these plans.  He announced that the Biotel vacation policy will be honored and that employees will continue to earn the same vacation hours as under the Biotel plan.  He also affirmed that all policies would be reviewed and that some Biotel policies which are more favorable may be kept.

Mr. Hrenko characterized Biotel employees as a tight knit group with many long time employees who take pride in their work and their company.  CardioNet believes this is critical to success and wants to maintain that ethic.

Questions and Answers:

1.	What about the Braemar name?

The Braemar name is on many products and documents.  Ms. Getz stated that no conclusion has been made, but the general plan is that CardioNet would like to continue to service Braemar customers and not rebrand.  The Braemar name is recognized and respected and an asset to the company.

2.	The benefits summary includes three health care options. What is the difference?

These options have different levels of coverage and deductibles.  The benefits broker can help explain the levels and what makes sense for each individual employee.  The plan will have three tiers in 2011 but has been changed from Blue Cross Blue Shield to Aetna.  CardioNet employees, including Minnesota employees, are satisfied with the Aetna plan.

3.	There was a recent announcement about MEDAPPS. What does it mean?
CardioNet and MEDAPPS have recently partnered, which allows CardioNet to leverage and expand into other health care modalities. This partnership allows CardioNet to be more agile.

As there were no more questions at this time, Mr. Springrose stated that more planning meetings would be held to finalize integration plans.  Should more questions arise from employees, Biotel and CardioNet management would be happy to address them.  Mr. Hrenko announced that he is happy to meet with employees, and is available to answer questions in person, by phone or email.

Mr. Springrose adjourned the meeting at 2:45 p.m.

Caution Regarding Forward Looking Statements:

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, are forward-looking statements.  These forward looking statements address, among other things activities, events or developments that we expect, believe or anticipate will or may occur in the future, including our statements relating to the anticipated effects of the proposed merger with CardioNet, Inc. and its anticipated benefits if consummated.  These forward-looking statements are subject to a number of risks that could cause actual results to differ materially from those contained in the forward-looking statements, including the risk that our shareholders may not approve the merger and that any required approvals in connection with the merger may not be obtained on the proposed terms or at the times anticipated.

Currently unknown or unanticipated risks, or risks that emerge in the future, could cause actual results to differ materially from those described in forward-looking statements, and it is not possible for us to predict all such risks, or the extent to which this may cause actual results to differ from those contained in any forward-looking statement.  Except as required by law, we assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

Important Merger Information

In connection with the proposed merger transaction between Biotel Inc. (“Biotel”) and CardioNet, Inc. (“CardioNet”), Biotel intends to file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”), and Biotel and CardioNet intend to file other relevant materials with the SEC.  Before making any voting decision with respect to the proposed merger, shareholders of Biotel are urged to read all relevant documents filed with the SEC when they become available, including Biotel’s definitive proxy statement, because they will contain important information about the proposed merger, Biotel and CardioNet.  A definitive proxy statement will be sent to holders of Biotel stock seeking their approval of the proposed merger.

Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov.  In addition, Biotel shareholders may obtain free copies of the documents filed with the SEC when available by contacting Biotel’s Investor Relations at 651-286-8620.  Such documents are not currently available.  You may also read and copy any reports, statements and other information filed by Biotel or CardioNet with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

The directors, executive officers and other members of management and employees of Biotel may be deemed to be participants in the solicitation of proxies from stockholders in respect of the proposed merger.  Information regarding the directors and executive officers of Biotel is available in the 2010 Annual Report on Form 10-K and 10-K/A, filed with the SEC on September 28, 2010 and October 28, 2010, respectively.  Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

Any information concerning CardioNet contained in this document has been taken from, or is based upon, publicly available information.  Although Biotel does not have any information that would indicate that such information is inaccurate or incomplete, Biotel does not take any responsibility for the accuracy or completeness of such information.